Exhibit 99.1

MEDIA RELEASE
May 24, 2021

Algoma Steel and Legato Merger Corp. Sign
Definitive Merger Agreement

●	Transaction to result in Algoma Steel becoming a publicly listed company.

●	At $10.00 per share of Legato common stock, this all-stock transaction values the combined company at an enterprise value of approximately $1.7 billion including contingent consideration.

●	At an enterprise value of approximately $1.7 billion including contingent consideration, the combined company would be valued at 1.9x expected calendar year 2021 Adjusted EBITDA of $901 million.

●	Transaction expected to provide Algoma Steel with $306 million of capital, including a $100 million fully committed private placement with key investors.

●	New equity capital will provide Algoma Steel with flexibility to continue with strategic and transformational investments in the business, including the potential for a substantial investment in electric arc steelmaking which would enhance earnings potential and substantially reduce Algoma’s carbon footprint by approximately 70%.

●	All dollar figures in this press release are in U.S. dollars unless otherwise indicated.

May 24, 2021 09:00 PM Eastern Standard Time

NEW YORK and SAULT STE MARIE, ONTARIO, CANADA--(CISION)—The Canadian parent company of privately held Algoma Steel Inc. (“Algoma”), a leading independent steel producer with extensive steelmaking and finishing operations in Sault Ste. Marie, Ontario, Canada, and Legato Merger Corp. (NASDAQ: LEGO, LEGOU, LEGOW), a special purpose acquisition company (“Legato”), today jointly announced that they have entered into a definitive merger agreement that will result in Algoma becoming a publicly listed company with its common shares traded on the Nasdaq Stock Market. Algoma also intends to apply to list its common shares on the Toronto Stock Exchange.

As a publicly traded company, Algoma will continue to execute its growth strategies under the leadership of Algoma’s current management, with a Board of Directors that will include six directors designated by Algoma, three directors designated by Legato and one jointly nominated.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

Michael McQuade, CEO of Algoma, commented, “The proposed transaction will provide Algoma with investment capital and an enhanced capital structure to support further transformative investments that are expected to drive improved financial performance and sustainable returns through the steel pricing cycle”.

McQuade added, “We continue to evaluate our strategic options, including the potential for a substantial investment in electric arc steelmaking”.

“We believe that Algoma’s transformation and potential investments will allow Legato stockholders to participate in a significant value creation opportunity. We are excited to partner with Algoma’s management team which has an impressive track record of implementing cost savings and operational upgrades over the last few years,” said Eric Rosenfeld, Legato’s Chief SPAC Officer. “At an implied valuation multiple of 1.9 times calendar year 2021 expected Adjusted EBITDA, we believe that the combined company represents a substantial valuation discount to Algoma’s peer group and a great value for Legato’s stockholders,” said David Sgro, Legato’s Chief Executive Officer.

Summary of the Transaction

Assuming no redemptions by Legato stockholders, the all-stock transaction implies a pro forma enterprise value of more than $1.3 billion at closing and approximately $1.7 billion inclusive of contingent consideration. In addition to the approximately $236 million held in Legato’s trust account, various investors have committed to participate in the transaction through a PIPE of $100 million at $10.00 per share. The PIPE includes significant investments from strategic steel industry participants, as well as investments from Legato’s Chairman, TD Wealth Management, Vantage Asset Management, JC Clark, Hite and Goodwood Fund.

Under the terms of the merger agreement, a subsidiary of Algoma will be merged with and into Legato, with Legato surviving the merger as a wholly-owned subsidiary of Algoma. The merger agreement provides that Algoma’s existing shareholders and management team will, collectively, own 75 million Algoma common shares on a fully-diluted basis, with an implied value of $750 million at $10 per share. The merger agreement also provides that Legato stockholders will receive one Algoma common share for each share of Legato common stock and that each Legato warrant will be assumed by Algoma and become exercisable to purchase one Algoma common share at $11.50 per share. The transaction includes contingent consideration of up to 37.5 million Algoma common shares payable to Algoma’s existing shareholders and management team if certain Adjusted EBITDA targets for calendar year 2021 or stock price targets in the five years following closing are achieved. Following completion of the transaction and assuming all of the contingent consideration is paid, Algoma’s current shareholders and management team will hold approximately 74% of the combined company’s outstanding common shares, PIPE investors will hold approximately 7% of the combined company’s outstanding common shares and Legato’s current stockholders will hold approximately 19% of the combined company’s outstanding common shares.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

Legato’s Board of Directors has approved the merger agreement and resolved to recommend that Legato stockholders approve and adopt the merger agreement and the transaction. Algoma has received both shareholder approval and Board of Director approval for the merger agreement.

The transaction is expected to close in the third quarter of 2021, subject to the approval of Legato stockholders and the satisfaction or waiver of certain other customary closing conditions, including approvals from the Nasdaq and the Toronto Stock Exchange.

Additional information about the transaction, including a copy of the investor presentation, will be provided in a Current Report on Form 8-K to be filed by Legato with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Investor Conference Call

Algoma and Legato will host an investor conference call on Tuesday, May 25, 2021 at 9:00 AM ET to discuss the proposed transaction and review an investor presentation. The webcast conference call can be accessed from Algoma’s website or the following link and will be available for three months:
https://services.choruscall.com/mediaframe/webcast.html?webcastid=MZtmsm09

Advisors

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Goodmans LLP are acting as legal counsel to Algoma and Jefferies LLC is acting as financial advisor to Algoma.

Graubard Miller is acting as legal counsel to Legato and EarlyBirdCapital, Inc., BMO Capital Markets and Maison Placements Canada are acting as financial advisors to Legato.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

Cautionary Information About Forward-Looking Statements

This news release contains forward-looking statements within the meaning of applicable securities legislation, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: the risk that the benefits of the transaction may not be realized; the risk that the transaction may not be completed in a timely manner or at all; the failure to satisfy the conditions to the consummation of the transaction, including the failure of Legato’s stockholders to approve and adopt the merger agreement or the failure of Legato to satisfy the minimum cash condition following redemptions by its stockholders; the inability to complete the PIPE investment in connection with the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be initiated following announcement of the transaction; the effect of the announcement or pendency of the transaction on Algoma’s business relationships, operating results and business generally; risks that the proposed transaction could disrupt current plans and operations of Algoma; the risks associated with the steel industry generally; the ability of Algoma to implement and realize its business plans, including Algoma’s ability to make investments in electric arc steelmaking; the risk of downturns and a changing regulatory landscape in Algoma’s highly competitive and cyclical industry; and changes in general economic conditions, including as a result of the COVID-19 pandemic. The foregoing list of factors is not exhaustive and readers should also consider the other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Legato’s final prospectus dated January 19, 2021 relating to its initial public offering (the “Legato Final Prospectus”) and in subsequent filings with the SEC, including the proxy statement/prospectus described below that will be filed by Algoma and Legato in connection with the transaction. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Algoma and Legato assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

This news release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and does not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, purchase, or exchange of securities or solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

In connection with the proposed transaction between Algoma and Legato, Algoma will file with the SEC a registration statement on Form F-4 which will include Algoma’s prospectus as well as Legato’s proxy statement (the “Proxy Statement/Prospectus”). Legato plans to mail the definitive Proxy Statement/Prospectus to its stockholders in connection with the transaction once available. INVESTORS AND SECURITYHOLDERS OF LEGATO ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALGOMA, LEGATO, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Algoma and Legato through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by contacting Algoma or Legato using the contact information below.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

Participants in the Solicitation

Legato, Algoma and certain of their respective directors, executive officers and employees may be considered to be participants in the solicitation of proxies in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Legato in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus described above when it is filed with the SEC. Additional information regarding Legato’s directors and executive officers can also be found in the Legato Final Prospectus. These documents are available free of charge as described above.

About Algoma

Based in Sault Ste. Marie, Ontario, Canada, Algoma is a fully integrated steel producer of hot and cold rolled steel products including sheet and plate. With a current raw steel production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors. Algoma is a key supplier of steel products to customers in the Canadian and Midwest USA and is the only producer of plate steel products in Canada. The Company’s mill is one of the lowest cost producers of hot rolled sheet steel (HRC) in North America owing in part to its state-of-the-art Direct Strip Production Complex (“DSPC”), which is the newest thin slab caster in North America with direct coupling to a basic oxygen furnace (BOF) melt shop.

Algoma has achieved several meaningful improvements over the last several years that are expected to result in enhanced long-term profitability for the business. Algoma has modernized its DSPC facility and recently installed its No. 2 Ladle Metallurgy Furnace. Additionally, the company has cost cutting initiatives underway and is in the process of investing to modernize its plate mill facilities.

Today Algoma is returning to its roots as a customer-focused, entrepreneurial company with the courage and growing capability to meet the industry’s challenges head-on. It is investing in its people and processes, optimizing and modernizing so that it might continue to be your partner in steel.

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901

About Legato Merger Corp.

Legato Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Legato’s common stock, units and warrants trade on the Nasdaq Capital Market under the symbols “LEGO,” “LEGOU” and “LEGOW,” respectively.

For further information, please contact:

Algoma Steel Inc.

Brenda Stenta
Manager Communications & Branding
Phone: +1.705.206.1022
E-mail: brenda.stenta@algoma.com

Legato Merger Corp.
David D. Sgro

Chief Executive Officer
+ 1 (212) 319 7676
E-mail: dsgro@crescendopartners.com

Algoma Steel Inc. | 105 West Street, Sault Ste. Marie, ON, Canada P6A 7B4 | T: 705-945-2351 F: 705-945-2203 | algoma.com

YOUR PARTNER IN STEEL. SINCE 1901